CONSENT



We have issued our report dated January 29, 1999, except for Note C for which the date is March 31, 1999, accompanying the consolidated financial statements of Sensar Corporation (formerly known as LarsonoDavis Incorporated) and Subsidiaries appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

                                          /s/ Grant Thornton LLP

                                          GRANT THORNTON LLP

Provo, Utah
June 17, 1999